Exhibit 4.13

No.: 2012 (QING) YZ No. 1001

General Agreement on Import Goods Prepayment Financing

Special notes: This Agreement is signed by Party A and Party B on the basis of their own free will and equality with consensus through consultation, all terms are real expressions of the Both Parties. To safeguard legal rights and interests of Party B, Party A has asked Party B to pay special attention to all terms about the rights and interests of the Both Parties, especially for the boldface letters.

Party A: Industrial & Commercial Bank of China Co., Ltd., Dongguan Qingxi Branch

Dwelling place (address): Administration Center Avenue Side, Qingxi Town, Dongguan City

Responsible person: Xiaofeng Yao

Tel. and Fax.:             /

Party B (full name): Dongguan Lite Array Co., Ltd.

Dwelling place (address): Galaxy Ind. Area, Qingxi, Dongguan Province

Legal representative (or authorized representative): John C. K. Sham

Tel. and Fax.:             /

Whereas: Dongguan Lite Array Co., Ltd. (hereinafter referred to as Party B) applies for import goods prepayment financing to Dongguan Qingxi Branch, Industrial & Commercial Bank of China Co., Ltd. (hereinafter referred to as Party A), to determine responsibility, keep their word, the Both Parties shall conclude this Agreement on December 5, 2012.

Article I. “Import goods prepayment financing”: under the import trade item, due to funding demand of Party B, Party B applies for the funds guarantee measures, under this condtion, Party A makes financing to Party B, and pays the foreign goods payment through financing funds for Party B, Party B promises to repay the mentioned funds and the resulting interest, overdue fines, etc. within the prescribed period.

Under above conditions, all risks in import shall be undertaken by Party B.

Article II. This Agreement shall apply to all import goods prepayment financings services handled by Party A for Party B. Party B shall submit the Import Goods Prepayment Financing Application for every financing service to apply for it one by one. Party A shall decide whether to handle the business in accordance with the specific situation, and determine the financing amount, time limit, interest rate, etc. in accordance with the provisions of Party A.

Article III. For the goods prepayment financing, in case the exporter provides a Goods Prepayment Guarantee Letter accepted by Party A, Party B agrees to transfer the rights under the Goods Prepayment Guarantee Letter to Party A, also, such transferring has been parroved by the exporter.

Article IV. Party B shall provide the following materials to Party A one by one before applying for each goods prepayment financing service:

1. Import Goods Prepayment Financing Service Application.

2. Outward Remittance Service Application.

3. Trade Contract, in the Contract, it shall regulate that Party B pays full or partial goods payment in advance.

4. Import Agency Agreement (under import agency service method).

5. Import Payment Registration Form (if required).

6. Commercial Invoice or Proforma Invoice under goods prepayment funds.

7. The Goods Prepayment Guarantee Letter issued by the exporter (if any).

Article V. Party A shall have the rights to check, supervise the operating management, financial activities and material inventory as well as sales conditions. Party B shall submit the financial statements as well as related planning and statistics every month, and provide assistance for the financing management work to Party A.

Article VI. In order to ensure Party A collects the goods payment and interests on time, Party B shall agree to provide the corresponding guarantee to make [   /   ] (the guarantor) sign a guarantee contract (Contract No. [   /   ]) with Party A, the guarantor responsibility shall cover all services handled by Party B under this General Agreement. In case Party B can’t pay it off, the guarantor shall undertake the debt repayment responsibility without preconditions.

Party B also may provide mortgage (pledge) object accepted by Party A to Party A, Party B or [   /   ] (the guarantor) shall sign maximum amount guarantee mortgage (pledge) contract (Contract No.: 2012 (QING) ZZ No. 1001 and 2012 (QING) ZZ No. 1002) to handle the relevant procedures. The guarantor responsibility shall cover all services handled by Party B under this General Agreement. In case Party B can’t pay it off, Party A shall enjoy the rights for getting the principal and interest repaid from mortgage (pledge) object. Above pledge / mortgage object shall be the item other than the imported goods.

Above mortgage (pledge) agreement object or guarantee shall be an integral part of this Agreement with the equal legal effectiveness.

Article VII. Party B shall ensure to repay the principal and interest in accordance with the Agreement on schedule. Party B may repay in advance or make installment repayment, the interests after Party B repaying shall be counted in accordance with the unpaid balance.

In case Party B can’t repay on schedule for whatever reason, Party A shall have the following rights:

1. Collect the overdue fines for overdue repayment in accordance with the financing interest rate.

2. Deduct the debt from the account receivable of Party B.

3. Dispose mortgage / pledge object or ask the guarantor to perform the repayment obligations;

4. In case it can’t pay off after disposing mortgage / pledge object or asking the guarantor to perform the repayment obligations, Party A shall have the rights to continue to ask Party B to repay, till the debt is paid off.

5. Adopt other measures which are enough to safeguard rights and interests of Party A under this Agreement.

Article VIII. For foreign payment under import goods prepayment financing, even though the payee name, account No., bank name or address is wrong, only Party A or the bank designated by Party A pays in accordance with the indications of Party B, Party B shall undertake the responsibility for repaying the principal and interest.

Article IX. Party B shall submit the import customs clearance related documents to Party A within 15 days after completing customs clearance procedures, and ensure that the information about goods name, quantity, port and so on recorded in the customs declaration form is consistent with the submitted material.

Article X. After Party B accepting the import goods prepayment financing of Party A, post trade financing and import settlement service under this basic service shall be handled by Party A.

Article XI. In case the goods under the import goods prepayment financing isn’t imported, and it shall return remittance, Party B shall promise to set the account created by Party A as the remittance returning account agreed in the Import Trade Contract, and authorize Party A to supervise this account, the returned remittance shall be transferred to this account (Account No.: 2010028919200084939), which is used for paying off the financing funds and relevant interests.

Article XII. In case letters, calls, documents under this general agreement or corresponding invoice are lost, delayed or missed during the course of telecommunications or posting, or loss caused by other force majeure shall be undertaken by Party B.

Article XIII. 1. The statement and guarantee of Party B. Party B shall make the following promises to Party A, and the following promises shall be effective within the period of validity of this Agreement:

(1) Has the right as principal of financing applicant with the qualification and ability to sign and perform this Agreement.

(2) Basic business under this Agreement is real, legal, effective, and obtained all rights and approval to sign this Agreement, signing this Agreement doesn’t breach the memorandum of association or relevant laws and regulations, there is no any conflict with other contracts signed or being signed by Party B.

(3) All documents, statements, materials and other files related to basic business and provided to Party A are real, accurate, complete and effective, there is no any fault record, major loss or misleading statement.

(4) Operates legally with good credit. There is no default, escaping bank debt and other bad records.

2. The promise of Party B. Party B shall make the following promises:

(1) Shall take and use financing funds in accordance with the time limit and purpose regulated in this Agreement, the financing funds shall not be flowed into stock market, forward market or equity capital investment, as well as other purposes not allowed or forbidden by relevant laws and regulations.

(2) Shall pay off the principal and interest for financing as well as other account payable.

(3) Shall accept the financing condition investigation, knowing and supervision, and accept the supervision made by Party A for the remittance returning account.

(4) Shall provide the balance sheet, income statement, cash flow statement and other financial materials, actively help Party A to make investigation for production, sales, operating and financial conditions.

(5) Shall disclose associated relationship and associated business timely, completely and accurately.

(6) Shall not make pledge or mortgage with documents or corresponding goods under basic business without the approval from Party A.

(7) Before paying off all financing funds (including the principal and interest) under this Agreement, in case Party B provides any type of guarantee, it shall not damage the creditor’s rights of Party A.

(8) Shall not change basic contract without the approval from Party A.

(9) Shall not make basic contract dispute damage the creditor’s rights of Party A.

(10) In case the following events occur, it shall inform Party A in written timely:

A. Change in memorandum of association, operating range, registered capital, legal representative, major stock rights change;

B. Stop production, dismiss, clearing accounts, out of business, cancellation of license, cancelled or petition for bankruptcy;

C. Member of board of directors or current high manager is involved in major case or economic dispute;

D. Under basic business, the goods is in danger, detained by customs or closed down, held in custody, performed in force;

E. Under basic business, any dispute or other changes have occurred, which already produced adverse effect on creditor’s rights of Party A;

F. Party B has any major adverse effect on the obligations under this Agreement or other defaults violating this Agreement.

Article XIV. There is one of the following circumstances, it shall be regarded as breach of contract of Party B:

1. Party B doesn’t pay off any principal and interest for financing funds and other account payable under this Agreement, doesn’t use the financing funds as required, doesn’t perform any obligation under this Agreement, and doesn’t pay off within reasonable period after Party A requesting, violates any statement, guarantee or promise under this Agreement.

2. There is any change adverse to creditor’s rights of Party A, Party B doesn’t provide other guarantees accepted by Party A.

3. Party B doesn’t make repayment when Party A’s financing is due (including that was declared due in advance), or doesn’t perform or violates other obligations under this Agreement, which has already or may affect the obligations performing under this Agreement.

4. Party B has any condition which may produce major adverse effect on its obligations performing, including but not limited to production, operation and financial situation deterioration, major economic dispute or accidents due to violating food safety, production safety, environmental protection and other related laws and regulations, supervising rules or industry standards and so on.

5. Party B: Stop production, dismiss, clearing accounts, out of business, cancellation of license, cancelled or petition for bankruptcy.

6. The goods under prepayment financing is in danger, detained by customs or closed down, held in custody, performed in force, which has already or may affect the obligations performing under this Agreement.

7. Party B uses the false contract entered with associated to extract Party A’s capital or credit with a trade without real background, or escapes the creditor’s rights of Party A through associated transaction.

8. Party B provides mortgage (pledge) or guarantee to others with the assests of Party A without the approval from Party A, which makes the risk of Party A increased; or Party B provides mortgage (pledge) with documents or goods under basic business without the approval from Party A.

9. Party B receives any returned remittance, but doesn’t transfer it to the remittance returning account as required.

10. Any trade dispute raised between Party B and basic business sales party or the third party (including but not limited to quality, technology, service and so on), debt dispute, which has already or may have adverse effect on the creditor’s rights of Party A.

11. Other situations which Party A thinks reasonably that it may have adverse effect on the creditor’s rights of Party A.

When above situations occur, Party B shall inform Party A in written.

Article XV. In case Party B breaks a contract, and Party A thinks it can be remedied, Party B shall make reasonable remedies within the reasonable period regulated by Party A to satisfy Party A, otherwise, Party A shall have the rights to adopt one or more of the following measures:

(1) Announce that all or partial unpaid financing funds are due immediately, Party B shall pay it off at once;

(2) Collect fines for overdue debts in accordance with the financing interest rate;

(3) Stop handling prepayment financing service application newly added by Party B;

(4) Ask Party B to compensate the expenses which are produced by Party A for realizing the creditor’s rights under this Agreement, including but not limited to retaining fee, evaluation fee, auction fee;

(5) Deduct the payment from the account of Party B created at the site of Party A or perform other offset rights;

(6) Dispose mortgage object or ask the guarantor to perform the guarantee obligations.

(7) In case it can’t pay off after disposing mortgage object or asking the guarantor to perform the repayment obligations, Party A shall have the rights to continue to ask Party B to repay, till the debt is paid off;

(8) Adopt other measures which are enough to safeguard rights and interests of Party A under this Agreement.

Above measures shall not affect other rights under this Agreement.

Article XVI. Party A doesn’t or delays to exercise any right under this Agreement, it shall not be deemed as waiver, and shall not affect any obligation undertaken by Party B in this Agreement.

Article XVII. This Agreement may be separately modified and supplemented with the approval from Party A and Party B. Any modification and supplement signed by Party A and Party B shall be an integral part of this Agreement with the equal legal effectiveness. But the original agreement shall still be effective before being modified and supplemented.

Article XVIII. When Party B has made merging, division, restructuring, it shall inform Party A in advance. When Party B has made merging and funds reduction, Party A shall have the rights to ask Party B to pay off debts or provide the guarantee; when Party B has made division, Party B shall ensure that each company undertakes the joint responsibility, otherwise, it shall pay off debts or provide the guarantee separately.

Article XIX. This Agreement shall become effective on signature or seal of the Both Parties. Each party shall have the rights to terminate this Agreement, the party who puts forward to terminate this Agreement shall inform the other party 15 in advance in written. The repayment service handled before the termination date shall not been affected by termination, the obligations and rights of the Both Parties shall be bound by this Agreement.

Article XX. Import Goods Prepayment Financing Service Application submitted by Party B and accepted by Party A shall be an integral part of this Agreement and binding upon the Both Parties.

Article XXI. Applicable laws and dispute resolution

The laws of the People’s Republic of China (PRC) shall be appropriate for this Agreement. All disputes between the Both Parties arising from this Agreement shall be firstly resolved by the Both Parties through consultation. In case they fail to reach a consensus, the second kind of method shall be adopted to resolve it:

1. Arbitration shall be done by China International Economic and Trade Arbitration Commission (CIETAC).

2. It shall be settled in the people’s court at the site of Party A by the method of lawsuit.

During the course of lawsuit or arbitration, the terms not involved with any dispute in this Agreement shall still be performed.

Party A (Seal): Industrial and Commercial Bank of China Co., Ltd. (Sealed)	Party B (Seal): Dongguan Lite Array Co., Ltd. (Sealed)
Responsible Person (Authorized Representative):	Legal Representative (Authorized Representative): John C.K. Sham